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                                                                       EXHIBIT J



   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Money Market Portfolio in the Capital Assets Funds Preferred Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Cash Account Trust Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 33-32476) of our report dated June 21, 2004, on the financial statements and financial highlights of the Money Market Portfolio, included in the Portfolio's Annual Report dated April 30, 2004.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
May 17, 2005